Exhibit 99.1

American States Water Company Announces Earnings for the Second Quarter of 2013

SAN DIMAS, Calif.--(BUSINESS WIRE)--August 8, 2013--American States Water Company (NYSE:AWR) today reported net income of $16.6 million, or basic and fully diluted earnings of $0.85 per share for the quarter ended June 30, 2013, as compared to net income of $15.1 million, or basic and fully diluted earnings of $0.79 per share for the quarter ended June 30, 2012, a 7.6% increase in diluted earnings per share.

Second Quarter 2013 Results

The table below sets forth a comparison of the second quarter diluted earnings per share by business segment:

	3 Months Ended
	6/30/2013	6/30/2012	CHANGE
Water	$0.66	$0.56	$0.10
Electric	0.05	0.04	0.01
Contracted services	0.14	0.19	(0.05)
Consolidated diluted earnings per share, as reported	$0.85	$0.79	$0.06

Water

For the three months ended June 30, 2013, diluted earnings per share from the water segment of AWR's Golden State Water Company ("GSWC") subsidiary increased by $0.10 to $0.66 per share, as compared to $0.56 per share for the same period of 2012. Impacting the comparability of the two periods were the following items:

  An increase in the water gross margin of approximately $4.3 million, or $0.13 per share, during the three months ended June 30, 2013 as compared to the same period in 2012, due primarily to new rates and a new adopted gross margin effective January 1, 2013 approved by the California Public Utilities Commission ("CPUC") on May 9, 2013 in connection with the water general rate case. The new rates are expected to increase the 2013 adopted water gross margin by approximately $14 million, or 6.6%, as compared to the 2012 adopted water gross margin.
  An increase in operating expenses (other than supply costs) of $168,000, or $0.01 per share, during the three months ended June 30, 2013, due to an increase in maintenance expense for planned maintenance work, largely offset by lower depreciation expense as a result of a decrease in composite rates approved in the water general rate case.
  An overall decrease in interest income (net of interest expense and other non-operating items) of $292,000, or $0.01 per share, due primarily to interest income recorded in 2012 related to refund claims with the Internal Revenue Service. These refunds were collected during the first quarter of 2013.
  An increase in the water effective income tax rate for the three months ended June 30, 2013 as compared to the same period in 2012, decreasing earnings by $0.01 per share. The change in the tax rate is primarily due to changes between book and taxable income that are treated as flow-through adjustments in accordance with regulatory requirements.

Electric

For the three months ended June 30, 2013, diluted earnings from GSWC’s electric segment were $0.05 per share as compared to $0.04 per share for the same period in 2012. Electric revenues and gross margin for the three months ended June 30, 2013 were relatively unchanged as compared to the same period in 2012. Due to the delay in the electric rate case, electric revenues for the three months ended June 30, 2013 have been recorded at 2012 adopted levels. A proposed decision on this rate case is expected later in 2013. In May 2013, the CPUC approved recovery of legal and outside services costs previously expensed in connection with GSWC's effort to procure renewable resources under the CPUC's renewables portfolio standard ("RPS"). As a result, GSWC recorded a regulatory asset of $834,000 with a corresponding reduction in other operating expenses, increasing earnings by $0.03 per share. This was partially offset by an increase in administrative and general expenses and the electric effective income tax rate, which decreased earnings by $0.02 per share as compared to the three months ended June 30, 2012. The change in the tax rate is primarily due to changes between book and taxable income that are treated as flow-through adjustments in accordance with regulatory requirements.

In December 2011, a new RPS law went into effect which, among other things, requires GSWC's electric division to procure RPS-eligible resources to meet certain multi-year procurement targets. In July 2013, the CPUC approved a ten-year agreement that GSWC entered into with a third party to purchase renewable energy credits (“RECs”). This agreement will allow Bear Valley Electric Service to meet the RPS requirements for the next ten years and any shortfalls to date. The costs of the RECs will be recovered through purchased power costs.

Contracted Services

For the three months ended June 30, 2013, diluted earnings from contracted services operating at AWR's American States Utility Services ("ASUS") subsidiary decreased by $0.05 per share as compared to the same period in 2012. This decrease was due, in large part, to a contract modification received in April 2012 for a major water and wastewater pipeline replacement project at the Fort Bragg military base in North Carolina, resulting in additional pretax operating income of $820,000, or $0.03 per share for the three months ended June 30, 2012. There was no similar contract modification received during the second quarter of 2013.

There was a further decrease in diluted earnings for contracted services due to: (i) an increase in administrative expenses primarily related to labor and other employee related benefits, in part, to prepare for new military base opportunities, and (ii) a lower profit margin on construction projects during the three months ended June 30, 2013 as compared to the same period in 2012.

Year-to-Date 2013 Results

The table below sets forth a comparison of the year-to-date (“YTD”) diluted earnings per share contribution by business segment:

	6 Months Ended
	6/30/2013	6/30/2012	CHANGE
Water	$1.17	$0.83	$0.34
Electric	0.09	0.15	(0.06)
Contracted services	0.27	0.34	(0.07)
AWR parent	0.01	—	0.01
Consolidated diluted earnings per share, as reported	$1.54	$1.32	$0.22

Basic and fully diluted earnings for the six months ended June 30, 2013 increased by $0.22 per share, or 16.7%, over the prior year’s fully diluted earnings per share (“EPS”).

Reconciliation of changes in YTD EPS from 2012 to 2013:	Increase/ (decrease)
Water gross margin contribution due to rate increases	$0.24
One-time recovery of previously incurred costs from water segment	0.08
Higher planned maintenance costs at the water segment	(0.05)
Lower depreciation & amortization expense at the water segment	0.04
Decrease in other operating expenses and tax rate at the water segment	0.03
Decrease in the electric gross margin and RPS recovery, and higher A&G expenses and tax rate at the electric segment	(0.06)
Higher operating and construction expenses at contracted services	(0.04)
Contract modification received in 2012 which did not recur in 2013 at contracted services	(0.03)
AWR parent	0.01
YTD 2013 EPS increase	$0.22

Dividends and Stock Split

American States Water Company has paid dividends to shareholders every year since 1931, increasing the dividends received by shareholders each calendar year since 1954. On May 20, 2013, the Board of Directors of AWR approved a 14.1% increase in the third quarter cash dividend from $0.355 per share to $0.405 per share on the common shares of the Company. This increase is equivalent to $0.20 per share above the prior annualized dividend rate of $1.42 to $1.62. Dividends on the common shares will be paid on September 3, 2013 to shareholders of record at the close of business on August 15, 2013.

On May 20, 2013, the Board of Directors of AWR also approved a two-for-one stock split of the Company's common shares. On or about September 3, 2013, shareholders will receive one additional share for each AWR common share they own.

Non-GAAP Financial Measures

This press release includes a discussion on water and electric gross margins, which are computed by taking total water and electric revenues, less total supply costs. The discussion also includes AWR's operations in terms of diluted earnings per share by business segment, which is each business segment's earnings divided by the Company's weighted average number of diluted shares. These items are derived from consolidated financial information but are not presented in our financial statements that are prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States. These items constitute "non-GAAP financial measures" under Securities and Exchange Commission rules.

The non-GAAP financial measures supplement our GAAP disclosures and should not be considered as alternatives to the GAAP measures. Furthermore, the non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures of other registrants. The Company uses water and electric gross margins and earnings per share by business segment as important measures in evaluating its operating results and believes these measures are useful internal benchmarks in evaluating the performance of its operating segments. The Company reviews these measurements regularly and compares them to historical periods and to the operating budget.

Forward-Looking Statements

Certain matters discussed in this news release with regard to the Company's expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the Company's Form 10-Q for the quarter ended June 30, 2013 to be filed with the Securities and Exchange Commission.

Second Quarter 2013 Earnings Release Conference Call

The Company will host a conference call today, August 8, 2013 at 11:00 a.m. Pacific Time (“PT”). Interested parties can listen to the live conference call over the Internet by logging on to www.aswater.com.

The call will also be archived on our website and can be replayed beginning Thursday, August 8, 2013 at 2:00 p.m. PT and will run through Thursday, August 15, 2013. After logging on to the website, click the “Investors” button at the top of the page. The archive is located just above the “Stock Quote” section.

About American States Water Company

American States Water Company is the parent of Golden State Water Company and American States Utility Services, Inc. Through its utility subsidiary, Golden State Water Company, AWR provides water service to approximately 256,000 customers located within 75 communities throughout 10 counties in Northern, Coastal and Southern California. The Company also distributes electricity to over 23,000 customers in the City of Big Bear and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the Company provides operations, maintenance and construction management services for water and wastewater systems located on military bases throughout the country through 50-year privatization contracts with the U.S. government.

American States Water Company
Consolidated
Comparative Condensed Balance Sheets (unaudited)
(in thousands)	June 30, 2013		December 31, 2012
Assets
Utility Plant – Net	$946,740		$917,791
Goodwill	1,116		1,116
Other Property and Investments	14,005		13,755
Current Assets	181,120		184,033
Regulatory and Other Assets	170,005		164,248
	$1,312,986		$1,280,943
Capitalization and Liabilities
Capitalization	797,744		787,042
Current Liabilities	102,448		93,697
Other Credits	412,794		400,204
	$1,312,986		$1,280,943

Condensed Statements of Income (unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share amounts)	2013	2012	2013	2012
Operating Revenues	$120,695	$114,582	$231,247	$221,474

Operating Expenses:
Water purchased	$16,670	$13,831	$27,402	$23,383
Power purchased for pumping	2,332	2,019	3,971	3,575
Groundwater production assessment	3,823	3,982	7,010	7,305
Power purchased for resale	2,828	2,680	6,508	5,871
Supply cost balancing accounts	(377)	4,163	994	7,600
Other operation expenses	6,519	6,851	11,973	14,277
Administrative and general expenses	18,113	18,063	36,020	34,892
Depreciation and amortization	9,768	10,407	19,584	20,897
Maintenance	4,913	3,852	8,847	7,183
Property and other taxes	3,748	3,716	7,896	7,821
ASUS construction expenses	19,064	14,896	39,797	35,181
Net gain on sale of property	—	(3)	(12)	(3)
Total operating expenses	$87,401	$84,457	$169,990	$167,982

Operating Income	$33,294	$30,125	$61,257	$53,492

Other Income and Expenses
Interest expense	(5,768)	(5,720)	(11,546)	(11,790)
Interest income	140	495	327	710
Other, net	84	(13)	426	216
Total other income and expenses	(5,544)	(5,238)	(10,793)	(10,864)

Income from operations before income tax expense	27,750	24,887	50,464	42,628
Income tax expense	11,148	9,809	20,397	17,435
Net Income	$16,602	$15,078	$30,067	$25,193

Basic Earnings Per Common Share	$0.85	$0.79	$1.54	$1.33
Fully Diluted Earnings Per Common Share	$0.85	$0.79	$1.54	$1.32

Weighted Average Common Shares Outstanding, Basic	19,306	18,882	19,285	18,857
Weighted Average Common Shares Outstanding, Diluted	19,346	18,945	19,324	18,988

Dividends Paid Per Common Share	$0.355	$0.280	$0.710	$0.560

CONTACT:
American States Water Company
Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
(909) 394-3600, ext. 707